Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-226267 on Form S-8 of our report dated March 25, 2019, relating to the consolidated financial statements of Tilray, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

March 25, 2019